Jeannette Cherit Abuauad
          Abogado
Propiedad Industrial, D Civil e D Comercial

                                                  Santiago, 21st of April, 1999



    To Whom it May Concern:

    The undersigned lawyer, with wide expertise in trademarks and patents, hereby states the following:

    - Trademarks are subjects to be negotiated, sold or transferred according to the laws of each country in which they are registered.

    - The foregoing mentioned transactions are frequent in a constantly growing and expanding business community.

    - The value of a trademark is set by agreement between the parties according to market values assigned to them in relation to their current and estimated potential business capacity.

    - In my professional opinion, in the specific case of "TEPUAL" and "INUAL", both are trademarks registered in seven countries and worldwide known. During the past years they have developed business and provided revenues for at least U$6 million a year. Accordingly a market value of U$1,3 million is a reasonable price for both trademarks.

    Yours sincerely,

    /s/ Jeannette Cherit
    -----------------------
    Jeannette Cherit